Ironclad Performance Wear Reports First Quarter 2017 Results

FARMERS BRANCH, TX – May 15, 2017 – Ironclad Performance Wear Corporation (ICPW:OTCQB), the recognized leader in high-performance task-specific work gloves, reported unaudited financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Results

The Company reported Net Sales for the first quarter of 2017 of $4.46 million, a decrease of 11.7% from the first quarter total of $5.05 million for 2016. The sales decrease was primarily attributable to two factors:

First, a decrease in sales to our Australian distributor, Performance On Hand (“POH”), primarily due to a delay in purchases as they go through an upcoming product line review with their largest retail customer. Due to this line review, our distributor will not make purchases until their customer’s new assortment is finalized.

Excluding sales to POH, sales for the first quarter of fiscal 2017 increased 4.7% over the first quarter of fiscal 2016.

Second, a decrease in sales of approximately $620,000 or 12% of 2016 Q1 sales to the former master distributor of our Kong product, due to the termination of our master distributor agreement with them. Q1 2016 represented the last quarter of significant sales to this former master distributor.

Partially offsetting the decreases above, the Company recorded significant growth in its retail segment.

Gross Profit was $1.56 million, or 34.9% of Net Sales in the first quarter of 2017, compared to $1.82 million, or 36.1% of Net Sales in the first quarter of 2016. The decrease in the Gross Margin percentage is primarily attributable to the mix of sales and fixed costs being spread over a lower net sales number.

Operating Expenses in the first quarter were $2.25 million or 50.4% of Net Sales, as compared to $2.14 million or 42.5% of Net Sales during the same period last year. The increased spending for the first three months of 2017 was primarily driven by two factors: increased wages, benefits and sales related travel due to an increase in our number of field sales people and an increase in headcount required to service the Grainger business and generate new business.

Loss from Operations in the first quarter of 2017 was $692,000, or (15.5%) of Net Sales, as compared to a loss of $323,000, or (6.4%) of Net Sales, during the same period in 2016.

Net Loss for the first quarter of 2017 was $767,000, or $0.01 per share, as compared to a loss of $358,000, or $0.00 per share, in the same period last year.

Ironclad’s Chief Executive Officer, Jeffrey Cordes, commented: “As we have stated on numerous occasions, especially with large customers, both ours directly and those of our distributors, we have experienced and will continue to have quarterly fluctuations in our revenue totals. Our focus must be on our full year results that balance out these fluctuations and present a better view of the overall performance of our company. We are working closely with Performance on Hand, our Australian distributor and are excited about the line offering being presented to Bunnings, a long time major buyer of Ironclad products.

Looking at 1st quarter results we are very pleased with the continued expansion of our retail business, driven by a more than 100% increase with Amazon, the roll out of our new full year assortment at Menards, and a rapidly expanding tactical business.

Our industrial business recorded Grainger receipts that nearly matched those achieved during their substantial Q1 2016 stocking roll out. The other industrial business segments recorded nearly a 50% increase in revenues that offset a significant part of the final quarter revenue decline of the old ORR Safety program.

Internationally, we now have representation in more than twenty five countries around the globe, as compared to approximately five at this time a year ago, and continue to add to this network. During Q1, this distributor network drove sales of more than $800,000, more than double the volume of the prior year quarter. A key part of this increase was driven by our new South American distributor network.

We have seen improvements in our working capital this quarter and expect this trend to continue as well. We remain confident of our full year double digit growth expectations.”

Conference Call

Ironclad Performance Wear will hold a conference call to discuss first quarter 2017 financial results on Monday, May 15th, at 3:30 p.m. Central Time (4:30 p.m. Eastern Time). To participate in the conference call, interested parties should dial:

Date: Monday, May 15, 2017

Time: 4:30 p.m. Eastern Time (3:30 p.m. Central Time)

Domestic Dial-In Number: (800) 311-6662

International Dial-In Number: (719) 457-2623

Conference ID Number: 8342054

The conference call will be broadcast simultaneously and available for replay at: http://public.viavid.com/index.php?id=124437 and via the landing page of the Company's Website at www.ironclad.com.

Replay Dial-In Numbers:

TOLL-FREE   1-844-512-2921

TOLL/INTERNATIONAL   1-412-317-6671

From:  05/15/17 at 7:30 pm Eastern Time

To:    06/15/17 at 11:59 pm Eastern Time

Replay Pin Number:  8342054

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com. For those unable to participate during the live broadcast, the Webcast will be archived on this site through June 15, 2017.

The Company's financial results will be posted online at www.ironclad.com once they are publicly released.

About Ironclad Performance Wear Corporation

Ironclad Performance Wear is a leader in high-performance task-specific work gloves. It created the performance work glove category in 1998, and continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for industries such as oil & gas extraction; automotive; and police, fire, first-responder and military. Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad's gloves are available through industrial suppliers, hardware stores, home centers, lumber yards, and sporting goods retailers nationwide; and through authorized distributors in North America, Europe, Australia, Middle East, Asia and South America.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.

Information about Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Ironclad's filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding expanding our base of retailers and distributors, anticipated sales to customers, and anticipated growth and profitability. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

William Aisenberg, CFO

Bill.Aisenberg@ironclad.com

(972) 996-5664

IRONCLAD PERFORMANCE WEAR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2017 (unaudited)	December 31, 2016

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$290,311	$299,904
Accounts receivable, net of allowance for doubtful accounts of $30,000 and $30,000	5,555,550	7,968,513
Inventory, net of reserve of $197,549 and $197,549	7,959,774	8,733,315
Deposits on inventory	108,597	108,597
Prepaid and other	801,418	575,403
Total current assets	14,715,650	17,685,732

PROPERTY AND EQUIPMENT
Computer equipment and software	321,320	294,117
Office equipment and furniture	379,752	343,499
Leasehold improvements	140,717	140,718
Less: accumulated depreciation	(407,734)	(357,204)
Total property and equipment, net	434,055	421,130

Trademarks and patents, net of accumulated amortization of $85,441 and $81,260	231,557	235,738
Deposits and other assets	739,680	451,582
Total other assets	971,237	687,320

Total Assets	$16,120,942	$18,794,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,295,436	$4,674,106
Line of credit	4,484,446	4,248,070
Total current liabilities	6,779,882	8,922,176

Deferred Tax Liability	26,292	—
Total Liabilities	6,806,174	8,922,176

STOCKHOLDERS’ EQUITY
Common stock, $.001 par value; 172,744,750 shares authorized; 85,646,354 and 84,500,454 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	85,646	84,500
Additional paid-in capital	21,491,424	21,282,588
Accumulated deficit	(12,262,302)	(11,495,082)
Total Stockholders’ Equity	9,314,768	9,872,006
Total Liabilities and Stockholders’ Equity	$16,120,942	$18,794,182

IRONCLAD PERFORMANCE WEAR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,	Three Months Ended March 31,
	2017	2016
REVENUES
Net sales	$4,458,843	$5,046,783

COST OF SALES
Cost of sales	2,903,247	3,225,842

GROSS PROFIT	1,555,596	1,820,941

OPERATING EXPENSES
General and administrative	783,064	892,148
Sales and marketing	946,789	722,222
Research and development	147,305	162,752
Purchasing, warehousing and distribution	316,216	326,246
Depreciation and amortization	54,710	40,326

Total operating expenses	2,248,084	2,143,694

LOSS FROM OPERATIONS	(692,488)	(322,753)

OTHER INCOME (EXPENSE)

Interest expense	(48,480)	(36,187)
Interest income	37	—
Total other expense	(48,443)	(36,187)

LOSS BEFORE BENEFIT FROM INCOME TAXES	(740,931)	(358,940)
(PROVISION FOR) BENEFIT FROM INCOME TAXES	(26,292)	670

NET LOSS	$(767,223)	(358,270)

NET LOSS PER COMMON SHARE
Basic	$(0.01)	(0.00)
Diluted	$(0.01)	(0.00)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	85,017,430	83,011,751
Diluted	85,017,430	83,011,751